Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the inclusion of our report, dated December 18, 2015, relating to the consolidated financial statements of Cemtrex Inc. as of September 30, 2015 and September 30, 2014, report dated March 11, 2016, relating to the consolidated financial statements of Advanced Industrial Services Inc. and its subsidiary as of December 14, 2015 and December 31, 2014, and report dated August 13, 2016 relating to the financial statements of Periscope GmbH as of December 31, 2015 and the period April 01, 2014 to December 31, 2015 in Form S-1 Registration Statement under the Securities Act of 1933.

/s/ Bharat Parikh & Associates

Bharat Parikh & Associates

4940, McDermott Road,

Plano, TX 75024, USA

Date:- August 29, 2016